Exhibit 26(d)(3): Unisex Endorsement

UNISEX ENDORSEMENT

This endorsement is part of the policy to which it is attached.

Any reference in any provision in the policy to the sex of the insured will be ignored except for the purpose of identification.

SECURITY LIFE OF DENVER INSURANCE COMPANY

/s/ Paula Cludray-Engelke

SECRETARY